Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contacts: Anton Communications

Vanessa Showalter 949-748-0542 vshowalter@antonpr.com

Genevieve Anton 714-544-6503 ganton@antonpr.com

SMARTSTOP® SELF STORAGE, INC. BREAKS GROUND ON

STATE-OF-THE-ART ATHLETIC FACILITY IN LADERA RANCH

Designed and Built from the Ground Up, Ladera Sports Center Will Feature Eight High School Regulation Courts, a Fully Air-Conditioned Gym, Free Wi-Fi and TV Monitors on Each Court

LADERA RANCH, Calif. – June 30, 2015 – H. Michael Schwartz, chairman and CEO of SmartStop Self Storage (SmartStop®), announced today the company has broken ground on Ladera Sports Center, a $35 million solar-powered multiuse facility in Ladera Ranch, Calif. The complex—being built on the last available land approved for development in Ladera Ranch, which SmartStop acquired in 2010—is expected to open by summer 2016.

“We are excited to break ground on the Ladera Sports Center, a premier sports center for South County sports groups to finally have a place to call home,” said Schwartz. “Our main priority was to consider the needs of student-athletes by creating a safe, convenient home gym where they can coordinate their study time and workout sessions.”

The approximately 120,000-square-foot complex will be built on approximately 4 acres next to the 100,000-square-foot SmartStop flagship facility located on Terrace Road. The project will include a 42,000-square-foot storage facility with approximately 230 units; an expansion of the existing adjacent SmartStop Self Storage facility, a private fitness center and more than 15,000 square feet of office space for SmartStop’s expanding headquarters.

Steve Williams, director of Team Nikos Basketball Academy (TNBA), will oversee the Ladera Sports Center. Williams will be responsible for managing the day-to-day activities of the center.

Founded in 2007, TNBA is the most successful youth basketball program in South Orange County; last year its flagship team won the AAU Division III National Championships. The Ladera Sports Center will be the academy’s new home and training facility.

“We are thrilled to ultimately have a dedicated sports facility to provide our club families and players a consistent location for practices, training sessions, as well as hosted tournaments” said Williams, a former high school and college basketball player.

The 60,000-square-foot gymnasium—which will be open to the public—will have eight full-sized basketball/volleyball courts, student study rooms, a 3,380 square foot strength and conditioning space as well as gym offices.

The facility’s 48,750 square feet of ball courts will have air conditioning and noise decibel reduction systems, superior wood flooring, ceiling-mounted basketball hoops and volleyball nets with 62 to 84 spectator seats per court. Live webcast-enabled cameras will be located on each court enabling parents and sports team scouts to remotely log in and watch games or practices as well as purchase recorded DVDs of the games. In addition, the gymnasium will offer a café providing an array of healthy food and snacks.

Located close to the 241 Toll Road and I-5 freeway near Crown Valley Parkway, the future home of the Ladera Sports Center is within walking distance to restaurants and stores. In addition, the facility will have approximately 300 parking spaces under and around the building with active security cameras and a number of electrical vehicle charging stations. The facility will be available for club team practices, youth and adult leagues and tournaments, youth camps and clinics as well as charity and community events.

“My family has lived in Ladera Ranch for more than 13 years, and we strongly believe in this community,” said Schwartz. “This new sports facility will create additional jobs and generate more visitors to retail and restaurants with the goal of placing Ladera Ranch on the map.”

SmartStop is currently seeking sponsors for the Ladera Sports Center from national brands and local businesses. Opportunities include naming rights, court branding, gymnasium signage and online promotions. In addition, Ladera Sports Center is currently taking reservations for weekend tournaments and week day rentals. For more information, please call 714-202-6661 or e-mail us at sportscenter@antonpr.com.

About SmartStop Self Storage, Inc. (formerly Strategic Storage Trust Inc.)

SmartStop Self Storage, Inc. (SmartStop®) is a fully integrated, self-administered and self-managed self storage company, which owns/operates 169 self storage properties in 21 states and Toronto, Canada. SmartStop® is a diversified real estate company that focuses on acquisition, advisory, asset management and property management services for self storage properties. SmartStop® is the sponsor of SST II, and Strategic Storage Growth Trust, Inc., a public non-traded REIT that focuses on growth-oriented self storage properties. SmartStop® facilities offer affordable, accessible and secure storage units for residential and commercial customers. In addition, SmartStop® offers secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. SmartStop® was recently ranked the seventh largest owner/operator in the United States by Mini-Storage Messenger Magazine.

To view SmartStop®’s self storage locations or to find self storage solutions at a nearby storage facility, visit https://SmartStopSelfStorage.com.